Exhibit 99.2

STEAMPUNK WIZARDS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the reverse merger transaction (the "Transaction") between Steampunk Wizards, Inc. (f/k/a Freedom Petroleum, Inc.), (the “Company”, “we”, “us”, “our”) and Steampunk Wizards Ltd., a company incorporated pursuant to the laws of Malta (“Malta Co.”).

Pro Forma
Balance Sheet - Unaudited
July 31, 2015

		Steampunk
	Steampunk	Wizards Ltd.	Proforma
	Wizards Inc.	(Malta Co.)	Adjustments	Proforma
	July 31, 2015	July 31, 2015	(a) & (b)	As Adjusted
ASSETS

Current Assets
Cash and cash equivalents	$1,471	$53,472	$-	$54,943
Prepaid expenses and other deposits	181,040	12,670	(164,730)	28,980
Other current assets	-	7,282	-	7,282
Total Current Assets	182,511	73,424	(164,730)	91,205

Equipment, net	-	4,807	-	4,807
Total Assets	$182,511	$78,231	$(164,730)	$96,012

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$8,605	$47,773	$-	$56,378
Due to related parties	91,400	22,114	-	113,514
Short-term loans	-	228,756	(164,730)	64,026
Total Current Liabilities	100,005	298,643	(164,730)	233,918

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 20,000,000 shares authorized,
0 shares issued and outstanding	-	-	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized;
27,153,676 shares issued and outstanding	2,715	4,754	(4,754)	2,715
Additional paid-in capital	1,533,083	265,983	(1,448,538)	350,528
Accumulated deficit	(1,453,292)	(474,037)	1,453,292	(474,037)
Accumulated other comprehensive loss	-	(17,112)	-	(17,112)
Total Stockholders’ Deficit	82,506	(220,412)	-	(137,906)

Total Liabilities and Stockholders' Deficit	$182,511	$78,231	$(164,730)	$96,012

Pro Forma
Statement of Operations - Unaudited
July 31, 2015

		Steampunk
	Steampunk	Wizards Ltd.
	Wizards Inc.	(Malta Co.)	Proforma
	August 1, 2014	October 27, 2014	Adjustments	Proforma
	to July 31, 2015	to July 31, 2015	(b)	As Adjusted

Revenues	$-	$-	$-	$-

Operating Expenses
Administrative and other expenses	18,039	207,710	(18,039)	207,710
Consulting fees	30,000	-	(30,000)	-
Impairment	-	224,723	-	224,723
Professional fees	42,390	47,641	(42,390)	47,641
Operating Loss	(90,429)	(480,074)	90,429	(480,074)

Other Expenses
Other income	-	7,487	-	7,487
Interest expense	-	(1,450)	-	(1,450)
Loss Before Provision for Income Taxes	(90,429)	(474,037)	90,429	(474,037)

Provision for Income Taxes	-	-	-	-

Loss from Discontinued Operation, Net of Tax Benefits	(928,917)	-	928,917	-

Net Loss	$(1,019,346)	$(474,037)	$1,019,346	$(474,037)

Other Comprehensive Loss
Foreign currency translation adjustments	-	(17,112)	-	(17,112)
Total Other Comprehensive Loss	$(1,019,346)	$(491,149)		$(491,149)

STEAMPUNK WIZARDS, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)

On July 16, 2015, the Company entered into a share exchange agreement (the “Exchange Agreement”) with Malta Co., Anton Lin, an individual, and the Company’s sole officer and director (“Lin”), being the owner of record of 11,451,541 common shares of the Company and the owners of record of all of the issued share capital of Malta Co. (the “Steampunk Stock”) on July 15, 2015. Pursuant to the Exchange Agreement, upon surrender by the Shareholders and the cancellation by Malta Co. of the certificates evidencing the Steampunk Stock as registered in the name of each Shareholder, and pursuant to the registration of the Company in the register of members maintained by Malta Co. as the new holder of the Steampunk Stock and the issuance of the certificates evidencing the aforementioned registration of the Steampunk Stock in the name of the Company, the Company will issue 4,812,209 shares (the “New Shares”) of the Company’s common stock to the Shareholders (or their designees), and Lin will cause 10,096,229 shares of the Company’s common stock that he owns (the “Lin Stock,” together with the New Shares, the “Acquisition Stock”) to be transferred to the Shareholders (or their designees), which collectively shall represent 55% of the issued and outstanding common stock of the Company immediately after the Closing, in exchange for the Steampunk Stock, representing 100% of the issued share capital of Malta Co. As a result of the exchange of the Steampunk Stock for the Acquisition Stock (the “Share Exchange”), Malta Co. will become a wholly owned subsidiary (the “Subsidiary”) of the Company (the “Parent”) and there will be a change of control of the Company following the closing. There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheets have been derived from the historical July 31, 2015 balance sheet of Steampunk Wizards, Inc. after giving effect to the merger with Steampunk Wizards Ltd. The pro forma balance sheet and statement of operations presents this transaction as if they had been consummated as of July 31, 2015 as required under Article 11 of Regulation S-X.

Historical financial information has been adjusted in the pro forma balance sheet to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s results of operations. This merger will be treated as a reverse acquisition, and therefore Malta Co. is treated as the accounting acquirer, such that the financial statements of Malta Co. immediately after the merger will become those of Steampunk Wizards, Inc. The pro forma adjustments presented in the pro forma condensed combined balance sheet and statement of operations are described in Note 2— Pro Forma Adjustments.

2. PRO FORMA ADJUSTMENTS

The adjustments included in the pro forma balance sheet and statement of operations are as follows:

(a)	To eliminate the inter-company loan between Steampunk Wizards, Inc. and Steampunk Wizards, Ltd. (Malta Co.)
(b)	To eliminate the accumulated loss of Steampunk Wizards, Inc. incurred before the reverse merger.